Exhibit 5.1

Harney Westwood & Riegels 14th Floor, Alexandra House 18 Chater Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

6 August 2026

066591.0001

POCHE TECHNOLOGY CO., LIMITED

Suite #4-210, Governors Square

23 Lime Tree Bay Avenue, PO Box 32311

Grand Cayman KY1-1209

Cayman Islands

Dear Sir or Madam

POCHE TECHNOLOGY CO., LIMITED (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1 (the Registration Statement), including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to the public offering by the Company (the Offering) of 6,250,000 class A ordinary shares of par value of US$0.0001 each (the Class A Ordinary Shares), including an option to issue up to an aggregate of additional 937,500 Class A Ordinary Shares to cover the over-allotment option to be granted to the underwriters (collectively, the IPO Shares).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

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2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company will be US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 450,000,000 class A ordinary shares of par value of US$0.0001 each and (b) 50,000,000 class B ordinary shares of par value of US$0.0001 each, when the M&A becomes effective.

3	Valid Issuance of IPO Shares. The allotment and issue of the IPO Shares as contemplated by the Registration Statement have been duly authorised and the IPO Shares will, when allotted, issued and fully paid for in accordance with the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, be validly issued, fully paid and non-assessable.

4	Cayman Islands Law. The statements under the headings “Taxation – Cayman Islands Taxation”, “Enforcement of Civil Liabilities”, and “Description of Share Capital” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforcement of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Harney Westwood & Riegels

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Schedule 1

List of Documents Examined

1	A copy of the certificate of incorporation of the Company dated 8 August 2025.

2	A copy of the amended and restated memorandum and articles of association of the Company adopted by a special resolution of the Company passed on 16 March 2026 and effective immediately prior to the completion of the initial public offering of the Company’s Class A Ordinary Shares (the M&A).

3	A copy of the register of directors and officers of the Company provided to us on 31 July 2026.

4	A copy of the register of members of the Company provided to us on 31 July 2026.

5	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 3) conducted on 31 July 2026 (the Court Search Date).

6	A copy of the written resolutions of the sole director of the Company passed on 31 July 2026 (the Resolutions).

7	A copy of the certificate of good standing in respect of the Company issued by the Registrar of Companies of the Cayman Islands dated 4 August 2026.

8	A copy of the certificate issued by the sole director of the Company dated 31 July 2026, a copy of which is attached hereto (the Director’s Certificate).

9	the Registration Statement.

(1 to 8 above are the Corporate Documents, and 1 to 9 above are the Documents).

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Schedule 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, and all copies of Documents are true and correct copies.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

4	No Steps to Wind-up. The sole director and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Court Search. The Court Register examined by us via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

6	Resolutions. The Resolutions have been duly executed by or on behalf of the sole director, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

7	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

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Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

5	Court Search. The search of the Court Register has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating such digital system (and/or the Court Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The search of the Court Register would not reveal, amongst other things, any writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim or third party notice (Originating Process) filed with the Grand Court of the Cayman Islands which, pursuant to the rules of the Grand Court of the Cayman Islands or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

6	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (Revised).

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Annex

Director’s Certificate

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